Exhibit 23.2

CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 25, 2001 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the company’s change in method of revenue recognition for provisions included in certain sales agreements), appearing in the Annual Report on Form 10-K/A Amendment No. 3 for The Mead Corporation for the year ended December 31, 2000. We also consent to the reference to us as “experts” in this Registration Statement.

Deloitte & Touche LLP
Dayton, Ohio

January 28, 2002

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